SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 9, 2008
BORDERS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan	1-13740	38-3294588

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
100 Phoenix Drive, Ann Arbor, MI 48108
(Address of Principal Executive Offices)
734-477-1100
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
Introductory Note
     On April 7, 2008, Borders Group, Inc. (the “Company”) announced that it had finalized a revised financing agreement with Pershing Square Capital Management, L.P. (together with its affiliates, “Pershing Square”) that featured terms that were more advantageous to the Company than Pershing Square’s original financing commitment described in the Company’s Current Report on Form 8-K filed on March 21, 2008. On April 9, 2008 (the “Closing Date”), the Company and Pershing Square entered into definitive agreements and consummated the financing (the “Financing Transaction”).
     The Financing Transaction consisted of three components:
•	Pershing Square provided the Company with a senior secured term loan facility for $42,500,000 maturing on January 15, 2009 (the “Term Loan Facility”);

•	Pershing Square made an offer to purchase, at the option of the Company until January 15, 2009, subject to the satisfaction or waiver of certain conditions (the “Purchase Offer Option”), certain of the Company’s international businesses for an aggregate cash price of $135,000,000, less indebtedness for borrowed money attributable to such businesses;

•	The Company issued Pershing Square warrants to purchase 9.55 million shares of common stock (the “Warrants”) at an exercise price of $7.00 per share, subject to anti-dilution adjustments, and agreed to issue Pershing Square Warrants to purchase an additional 5.15 million shares of common stock at the same exercise price, subject to anti-dilution adjustments, upon the occurrence of specified events as more fully described below.
Term Loan Facility
     On the Closing Date, the Company borrowed $42,500,000 pursuant to the Term Loan Facility. Interest on amounts outstanding under the Term Loan Facility accrues at a rate of 9.8% per annum, and the facility matures on January 15, 2009. The Company's obligations pursuant to the Term Loan Facility are guaranteed by certain of its subsidiaries and are secured by a direct or indirect pledge of approximately 65% of the stock of Paperchase Products Ltd. (together with its subsidiaries, Borders Superstores (UK) Ltd. and subsidiaries thereof, the "Paperchase Business"). In the event that the Paperchase Business is sold, all proceeds from such sale are required to be used to prepay the Term Loan Facility. The representations, covenants and events of default therein are otherwise substantially similar to the Company's existing Multicurrency Revolving Credit Agreement (as amended, the "Credit Agreement"), other than certain representations, covenants and events of default relating to the Paperchase Business.
     The foregoing description of the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the Term Loan Facility and the related pledge agreement, which are attached hereto as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference.
Amendment No. 3 to Multicurrency Revolving Credit Agreement
     In connection with the Financing Transactions, the Company and lenders party to the Credit Agreement amended the Credit Agreement to permit the Company's entry into the Financing Transactions. In addition, the amendment, among other things, (a) provides that until December 15, 2008, the Credit Agreement's fixed charge coverage ratio test and the lenders' ability to exercise dominion over the Company's cash will apply only if outstanding borrowings under the facility exceed 92.5% of availability under the Credit Agreement, rather than 90%, and (b) increases the interest rates and fees payable pursuant to the Credit Agreement.
     Interest on amounts outstanding under the Credit Agreement accrues at a rate equal to an applicable margin plus either (a) a base rate ("Base Rate") determined by reference to the higher of (1) the prime rate of Bank of America, as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate ("LIBOR") determined by reference to the average of the London interbank offered rates of interest per annum for U.S. Dollar borrowings in the amount of and for the interest period relevant to the applicable borrowing, adjusted for certain costs. Pursuant to the amendment, until the end of the Company's third fiscal quarter, the applicable margin for LIBOR borrowings will be 250 basis points and the applicable margin for Base Rate borrowings will be 75 basis points. Thereafter, the applicable margin for LIBOR borrowings will range between 200 basis points and 250 basis points, and the applicable margin for Base Rate loans will range between 25 and 75 basis points, in each case depending on excess borrowing availability under the Credit Agreement. Previously, the applicable margin for LIBOR borrowings was between 100 basis points and 150 basis points and there was no additional margin in respect of Base Rate loans. Pursuant to the amendment, commitment fees increased by 5 basis points, to 25 basis points. Standby letter of credit fees increased by 100 basis points, to between 100 and 150 basis points, and documentary letter of credit fees increased by 50 basis points, to between 100 and 125 basis points, in each case depending on excess borrowing availability under the Credit Agreement.
     The foregoing description of the amendment to the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to such amendment, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.
Purchase Offer Option
     The Purchase Offer Option is set forth in an offer letter from Pershing Square to the Company, dated as of April 9, 2008 (the “Purchase Offer Letter”). The Purchase Offer Option is a backstop purchase offer that will give the Company the right, but not the obligation, until January 15, 2009, to require Pershing Square to purchase the Company’s Paperchase, Australia, New Zealand and Singapore subsidiaries, as well as its approximately 17% interest in Bookshop Acquisitions, Inc. (Borders U.K.) (collectively, the “Subject Companies”). Pershing Square’s purchase offer is at a price of $135,000,000 (subject to adjustment for indebtedness for borrowed money of the Subject Companies and the after-tax benefit of cash remaining with the Subject Companies). Although the Company believes that these businesses are worth substantially more than the backstop purchase offer price, the relative certainty of this arrangement provides the Company with valuable flexibility to pursue strategic alternatives. Proceeds to the Company of any such purchase by Pershing Square would be first applied to repay amounts outstanding under the Term Loan Facility.
     The Company may sell all of the foregoing businesses or may elect to sell only Paperchase and the Company’s interest in Bookshop Acquisitions (collectively, the “UK Business”) alone or together with the Company’s Singapore business. In the event of such election, the purchase price for the UK Business will be $65,000,000, or $67,500,000 for the UK Business and the Company’s business in Singapore (in each case, subject to adjustment).
     The Company has agreed with Pershing Square on the form of a definitive stock purchase agreement to be executed in the event of the Company’s election to exercise the Purchase Offer Option. The agreement and the Purchase Offer Option include customary terms and conditions, covenants, representations, warranties and indemnification relating to purchase and sale of the Subject Companies. In addition, Pershing Square’s obligations are subject to additional conditions, including that (i) the Company has used reasonable commercial efforts to find third party buyers for the Subject Companies for a purchase price in excess of the purchase price pursuant to the Purchase Offer Option; (ii) a majority of the independent directors of the Company’s board, after receiving advice from financial and legal advisers, has concluded that the sale of the Subject Companies to Pershing Square is fair to and in the best interests of the Company and its stockholders who are not affiliated with Pershing Square; and (iii) the Company shall not have materially breached its obligations under the Warrant Agreement or the Side Letter (as each defined below).
     Pershing Square has agreed not to interfere with the sale of the Subject Companies to third parties until the acceptance of the Purchase Offer by the Company, and has agreed not to contact any potential alternative buyers, with whom the Company or any of its representatives are then in discussions with prior to December 15, 2008 (or until January 15, 2009 if the Company is then party to a definitive agreement for the sale of all Subject Companies not yet sold).
     The Company has retained the right, in its sole discretion, to forego selling some or all of the Subject Companies to any party, to sell some or all of the Subject Companies to one or more third parties, or to require Pershing Square to consummate the purchase transaction. Pershing Square has no right of first refusal or breakup fee or other preemptive right with respect to the sale of the Subject Companies by the Company to other parties.
     The foregoing description of the Purchase Offer Option does not purport to be complete and is qualified in its entirety by reference to the Purchase Offer Letter, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Warrant Agreement
     In connection with the closing of the Financing Transaction, the Company entered into a Warrant and Registration Rights Agreement, dated April 9, 2008, among the Company and Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agreement”). Concurrently with the execution of the Warrant Agreement, the Company entered into a Side Letter between the Company and Pershing Square, dated as of April 9, 2008 (the “Side Letter”), in which each of the Company and Pershing Square made certain additional representations and covenants. Pursuant to the Warrant Agreement, the Company issued Pershing Square Warrants to purchase 9.55 million shares of Common Stock at an exercise price of $7.00 per share, subject to anti-dilution adjustments. The Warrants are exercisable until October 9, 2014.
     In addition, the Company agreed to issue Warrants to Pershing Square to purchase an additional 5.15 million shares of Common Stock (the “Second Warrant Issuance”) on the earliest to occur of any of the following events:
•	the Company exercises its option to sell certain of its international businesses, in whole or in part, to Pershing Square under the Purchase Offer Option;

•	on October 1, 2008, if the Company has not signed a definitive agreement relating to a “Business Combination” (or, if such agreement has been signed before October 1, 2008 but terminated or abandoned, if the Company is not party to a subsequent agreement for a Business Combination for any continuous period of 180 days thereafter); or

•	the Company terminates its announced strategic alternatives process (or, after termination of a definitive agreement for a Business Combination and prior to the entry of any subsequent agreement, the Company fails to confirm it is continuing to pursue its strategic alternatives review process upon reasonable request by Pershing Square).
A “Business Combination” is used herein to mean a consolidation, merger or other similar transaction pursuant to which the Company is combined with another entity, unless the persons who beneficially own the outstanding voting securities of the Company immediately before consummation of the transaction beneficially own a majority of the outstanding voting securities of the combined or surviving entity immediately thereafter. If the Company consummates a Business Combination prior to the occurrence of any of the events described above, no additional Warrants would be issued. The additional Warrants would have the same terms, including the same exercise price per share, as the Warrants issued to Pershing Square on the Closing Date, and would also expire on October 9, 2014.
     Immediately prior to the closing of the Financing Transaction, Pershing Square reported beneficial ownership of 10,597,880 shares of Common Stock, representing approximately 18% of the Company’s outstanding shares, and was the largest shareholder of the Company. If all 14.7 million Warrants that may be issued in connection with the Financing Transaction are issued and Pershing Square exercises the Warrants in full, Pershing Square would beneficially own 25,297,880 shares of Common Stock, representing approximately 33.64% of the

Company’s shares that would be outstanding following such exercise based on the number of shares outstanding as of the immediately prior to the closing of the Financing Transaction plus 14.7 million shares that would be issued upon the exercise of the Warrants. If the Company engages in any transaction that would trigger the operation of the Warrants’ anti-dilution provisions described below while Pershing Square holds the Warrants, the number of shares issuable upon the exercise of the Warrants could increase and result in Pershing Square beneficially owning a greater percentage of the outstanding shares. The Cash Redemption Value (as defined below) of 9.55 million to 14.7 million Warrants assuming a change of control today at $7.00 per share is estimated to be approximately $27 million to $41 million. Such amounts would be higher or lower if the change of control is higher or lower than $7.00, and will decrease as the remaining life of the Warrants decreases.
Limitations on Transfer and Exercise
     The Warrants are freely transferable, subject to securities law restrictions, except the Side Letter provides that Pershing Square may not transfer (other than internally among its affiliates) any Warrants until January 1, 2009 or the earlier public announcement of the entry into a definitive agreement with respect to (or the completion of) a change of control or other extraordinary transaction involving the Company to which Pershing Square is not a party. In addition, Pershing Square has agreed not to sell or transfer any of its shares of the Company’s common stock until such time.
     Prior to the receipt of shareholder approval of the issuance of shares of Common Stock upon the exercise of the Warrants as required by the New York Stock Exchange’s shareholder approval requirements, the Warrants cannot be exercised for Common Stock, but may be exercised solely for cash, subject to the conditions described below.
     The Warrants may not be exercised for cash until January 1, 2009 or the earlier public announcement of the entry into a definitive agreement with respect to (or the completion of) a change of control or other extraordinary transaction involving the Company to which Pershing Square is not a party, provided that if such agreement relates to a Public Stock Merger, the Warrants may not be exercised for cash prior to the consummation of the Public Stock Merger. A “Public Stock Merger” means a Business Combination pursuant to which all of the outstanding common stock of the Company is exchanged for, converted into or constitute solely the right to receive common stock listed on a national securities exchange.
     The Company may defer cash settlement of the Warrants to the extent that cash settlement would constitute prohibited restricted payments pursuant to the terms of the Revolving Credit Facility, based upon the ratio of amounts outstanding under the Revolving Credit Facility to the amounts borrowed thereunder. Any such deferred amounts will bear interest at 18% compounded monthly and will become due and payable, along with interest accrued thereon on the earlier to occur of any of the following events: (a) as soon as and to the extent that such cash settlement would be permitted pursuant to the restricted payments covenant of the Revolving Credit Facility, (b) upon the second anniversary of the exercise of the Warrants (but not earlier than August 1, 2011, which date is immediately after the maturity date of the Revolving Credit Facility) or (c) upon the occurrence of an event of default pursuant to the Revolving Credit Facility or a change of control event. The Company has agreed not to make any other restricted payment so long as a deferred amount in respect of cash settled Warrants is outstanding.
     The Company has agreed to use reasonable best efforts to take such actions as Pershing Square may request from time to time to maximize the number of Warrants exercisable for Common Stock that Pershing Square may hold in a manner consistent with the foregoing requirements and applicable anti-takeover and other laws, including the obligation to call special meetings of shareholders as Pershing Square may reasonably request until shareholder approval has been obtained.
     The Warrant Agreement provides for customary registration rights for the Warrants and the Common Stock into which the Warrants are exercisable, including the obligation of the Company to use commercially reasonable efforts to cause a registration statement to become effective by no later than January 1, 2009, and to use commercially reasonable efforts to keep such registration statement continuously effective and in compliance with the Securities Act of 1933 and usable for resale of the Warrants and the Common Stock underlying the Warrants until such time as there are no such securities remaining, subject to customary exceptions.
Consequences of a Change in Control
     In the event of a Public Stock Merger, the Company may elect to (i) keep all the unexercised Warrants outstanding after the Public Stock Merger, in which case the Warrants will remain outstanding as adjusted pursuant to the anti-dilution provisions of the Warrants described below, or (ii) cause the outstanding Warrants to be redeemed for an amount in cash equal to the Cash Redemption Value of the Warrants. The Cash Redemption Value in respect of each Warrant means (1) its fair value, as determined by an independent financial expert mutually agreed by the Company and the person holding the greatest number of Warrants, using standard option pricing models for American style options, assuming that the event giving rise to the redemption right had not occurred and taking into account the intrinsic and option value of the Warrant, but assuming annualized volatility of 35% over the Warrant’s remaining term; plus (2) interest on such fair value from the consummation of the Public Stock Merger to the payment date at the rate of 10% per annum.
     Upon the occurrence of any change of control other than a Public Stock Merger, or a delisting of the Common Stock underlying the Warrants, each holder of Warrants may elect to (i) keep such Warrants outstanding, as adjusted pursuant to the anti-dilution adjustments provided for in the Warrant Agreement, or (ii) require the Company to redeem the Warrants for an amount in cash equal to the Cash Redemption Value.
     The Cash Redemption Value of the Warrants will be due and payable not later than the tenth business day after the date of the event giving rise to the redemption right and, if not then paid, will bear interest thereafter at a rate of 18% per annum.
Anti-Dilution Provisions
     The Warrants feature full anti-dilution protection, including preservation of the right to convert into the same percentage of the fully-diluted shares of Common Stock that would be outstanding on a pro forma basis giving effect to the issuance of the shares underlying the Warrants at all times, and “full-ratchet” adjustment to the exercise price for future issuances (in each case, subject to certain exceptions), and adjustments to compensate for all dividends and distributions.
     Both the exercise price and the number of shares of Common Stock issuable upon exercise of each Warrant will be adjusted in the event the Company takes certain actions, including if the Company (i) pays a dividend or makes any other distribution with respect to its Common Stock solely in shares of its Common Stock; (ii) subdivides or combines its outstanding Common Stock; (iii) makes any dividend or distribution, in cash, securities or other property, with respect to its shares; (iv) completes a self-tender offer at a premium to the market price of the Common Stock; or (v) effects a consolidation, merger or similar extraordinary transaction of the Company with another entity.
     Prior to the consummation of a Public Stock Merger pursuant to which the surviving or resulting parent entity has a market capitalization in excess of $1 billion, any Warrants that have not been transferred by Pershing Square to another party are entitled to certain additional “full-ratchet” anti-dilution protections upon any issuance (other than pursuant to employee benefit plans) of shares of Common Stock, rights or options to acquire Common Stock or securities convertible or exchangeable into Common Stock. In the event of any such issuance, the Company must issue to Pershing Square, on a pro rata basis, such additional Warrants as may be necessary in order that the aggregate percentage of Common Stock on a fully diluted basis issuable upon exercise of all the outstanding Warrants would not be diminished on account of the new issuance. In addition, if the new issuance is for a price that is lower than the exercise price in effect for the Warrants, the exercise price for all outstanding Warrants would be reduced to an amount equal to the such lower issuance price.
Covenants of Pershing Square
     In the Side Letter, in connection with the issuance of the Warrants, Pershing Square has agreed not to exercise or take any other action with respect to the Warrants if such action would cause a “Change of Control” as defined in the Company’s Revolving Credit Facility. Such change of control would be triggered if a person or group of persons acquire beneficial ownership, directly or indirectly, of 35% or more of the Company’s outstanding capital stock, among other circumstances.
     In addition, until after the Company’s 2009 annual shareholders’ meeting, Pershing Square has agreed not to seek to prevent the Board from maintaining a majority of directors who are independent of Pershing Square and the Company, and to condition any material transactions between the Company and Pershing Square on the receipt of the approval of a majority of such directors. For this purpose, the nomination of a director by the Company or Pershing Square does not by itself deem that person not to be independent of the Company or Pershing Square, respectively.

Consent Rights of Pershing Square
     In the Side Letter between the Company and Pershing Square, the Company has agreed that so long as Pershing Square is a Significant Holder of the Company’s securities, and prior to any Public Stock Merger involving the Company, the Company will not, without the consent of Pershing Square, take any action to implement a stockholders rights plan or any anti-takeover defense with a similar effect. A “Significant Holder” for this purpose means a holder of (a) economic exposure (through ownership of Common Stock or related derivatives) with respect to an aggregate number of shares of Common Stock equal to at least 15% of the outstanding number of shares of Common Stock on a fully diluted basis and (b) a number of Warrants exercisable into 5% or more of the outstanding number of shares of Common Stock on a fully diluted basis.
     In addition, so long as Pershing Square is a Significant Holder and prior to a Public Stock Merger pursuant to which the surviving or resulting parent entity has a market capitalization in excess of $1 billion, the Company has agreed that it will not, without the consent of Pershing Square, issue (other than pursuant to employee benefit plans) any voting stock (other than Common Stock), preferred stock or instruments convertible, exchangeable or exercisable into preferred stock or voting stock (other than Common Stock) of the Company. In view of these rights and its 18% current ownership stake in the Company, in addition to its ability to acquire up to an additional 14.7 million shares of Common Stock, subject to anti-dilution adjustments, upon exercise of the Warrants, Pershing Square will have significant influence on the Company and potential changes of control of the Company.
     The foregoing description of the Warrant Agreement and the Side Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Agreement (including the form of Warrant), and the Side Letter, which are filed as Exhibit [4.1 and 4.2 hereto], respectively, and are incorporated herein by reference.
ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     The information set forth under the heading “Term Loan Facility” in Item 1.01 is incorporated herein by reference.

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES.
     The information set forth under the heading “Warrant Agreement” in Item 1.01 is incorporated herein by reference. Pershing Square has acknowledged that the Warrants and the Common Stock underlying the Warrants have not been registered under the Securities Act of 1933 and the rules and regulations thereunder or under any state securities laws and that there is no public or other market for such securities. Pershing Square has represented that it (i) is acquiring the Warrants (and any Common Stock underlying the Warrants) for its own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities laws; (ii) will not sell or otherwise dispose of any of the Warrants and the Common Stock underlying the Warrants, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, the Warrant Agreement and the Side Letter; and (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (iv) is an accredited investor (as that term is defined by Rule 501 of the Securities Act).
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d)

Exhibit No.	Description

4.1	Warrant and Registration Rights Agreement, dated as of April 9, 2008, among Borders Group, Inc. and Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent.

4.2	Side Letter, dated as of April 9, 2008, between Pershing Square Capital Management, L.P. and Borders Group, Inc.

10.1	Senior Secured Credit Agreement, dated as of April 9, 2008, among Borders Group, Inc., as borrower, the guarantors listed therein, the Lenders listed therein and Pershing Square Capital Management, L.P. as administrative agent and collateral agent.

10.2	Deed of Charge over Shares, dated as of April 9, 2008, between BGP (UK) Limited, as chargor, in favour of Pershing Square Capital Management, L.P., as collateral agent.

10.3	Amendment No. 3 to Second Amended and Restated Multicurrency Revolving Credit Agreement, dated as of April 9, 2008, by and among Borders Group, Inc. and the co-borrowers listed therein and Bank of America, as administrative agent and collateral agent and the other agents named therein.

10.4	Purchase Offer Letter, dated as of April 9, 2008, between Pershing Square Capital Management, L.P. and Borders Group, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borders Group, Inc. (Registrant)
Dated: April 11, 2008	By:	/s/ Edward W. Wilhelm
Edward W. Wilhelm
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

4.1	Warrant and Registration Rights Agreement, dated as of April 9, 2008, among Borders Group, Inc. and Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent.

4.2	Side Letter, dated as of April 9, 2008, between Pershing Square Capital Management, L.P. and Borders Group, Inc.

10.1	Senior Secured Credit Agreement, dated as of April 9, 2008, among Borders Group, Inc., as borrower, the guarantors listed therein, the Lenders listed therein and Pershing Square Capital Management, L.P. as administrative agent and collateral agent.

10.2	Deed of Charge over Shares, dated as of April 9, 2008, between BGP (UK) Limited, as chargor, in favour of Pershing Square Capital Management, L.P., as collateral agent.

10.3	Amendment No. 3 to Second Amended and Restated Multicurrency Revolving Credit Agreement, dated as of April 9, 2008, by and among Borders Group, Inc. and the co-borrowers listed therein and Bank of America, as administrative agent and collateral agent and the other agents named therein.
10.4	Purchase Offer Letter, dated as of April 9, 2008, between Pershing Square Capital Management, L.P. and Borders Group, Inc.